Exhibit 4.84

Supplementary Agreement to Three Parties Partnership Agreement

Party A: Shouchuang Huaxia (Tianjin) Equity Investment Fund Management Co., Ltd. (“Shouchuang Huaxia”)

Party B: Shouchuang Caifu Gengyin (Tianjin) Equity Investment Fund Limited Partnership (“Shouchuang Gengyin”)

Party C: Beijing Ronghe Zhihui Network Software Services Co., Ltd. (“Ninetowns Ronghe Zhihui”)

WHEREAS, the above three parties will enter into a partnership agreement for purposes of establishing Shouchuang Caifu Ninetowns (Tianjin) Equity Investment Fund Partnership (Limited Partnership) (the “Partnership”), they agree as follows with respect to their respective capital contributions to the Partnership in the Partnership Agreement (the following is an excerpt of the original Partnership Agreement).

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The Total Subscribed Capital Contribution of the Partnership is RMB one hundred and ten million (110,000,000), and the Subscribed Capital Contributions by the respective partners are listed in the Annex.

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At the time of the establishment of the Partnership, Shouchuang Huaxia, as a General Partner, will subscribe for RMB ten million (10,000,000.00) in cash and hold 9.09% of the property shares of the Partnership. If the Partnership subsequently accepts any new General Partner, the specific proportion will then be determined by relevant parties through consultation.

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At the time of the establishment of the Partnership, Shouchuang Gengyin, as a Limited Partner, will subscribe for RMB ten million (10,000,000.00) in cash and hold 9.09% of the property shares of the Partnership. If any limited partner of the Partnership subsequently transfers its property shares of the Partnership, a new partner join in the Partnership or the General Partner coverts into a limited partner, the specific proportion will then be determined by relevant parties through consultation.

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At the time of the establishment of the Partnership, Ninetowns Ronghe Zhihui, as a limited partner, will subscribe for RMB ninety million (90,000,000.00) and hold 81.82% of property shares of the Partnership. If any limited partner of the Partnership subsequently transfers its property shares of the Partnership, a new partner join in the Partnership or the General Partner coverts into a limited partner, the specific proportion will then be determined by relevant parties through consultation.

NOW, THEREFORE, by means of this Supplementary Agreement, the three parties specifically agree as follows with respect to Party C’s subscription for the capital of the Partnership under the Partnership Agreement:

(1)	Each party shall subscribe for their respective contributions according to the Partnership Agreement. In case any of the three parties fails to actually make any capital contribution to the Partnership as required by the Partnership Agreement, the other two parties shall not be obliged to make capital contributions to the Partnership, and the parties may agree to cancel the Partnership Agreement through negotiation.

(2)	In the total amount of RMB 90 million contributed by Party C, except for the initial contribution of RMB 53 million, it is the right, not the obligation of Party C to subscribe for the subsequent contribution of RMB 37 million.

(3)	After actually making the initial contribution of RMB 53 million, Party C shall have the sole discretion to make the subsequent contribution of RMB 37 million to the Partnership:

i.	Party C actually makes part or all of the subsequent contribution to the Partnership, or

ii.	Party C and any of its affiliates (namely, more than one subscribers, but they will be deemed as Party C as a whole) actually make part or all of the subsequent contribution to the Partnership.

Under the above circumstances, if Party C and/or any of its affiliates actually make all of the subsequent contribution to the Partnership, this fact shall not change the right of Party C (including any of its affiliates) to be distributed with the property of the Partnership and the proportion thereof; if Party C and/or any of its affiliates actually make part of the subsequent contribution to the Partnership, the parties may separately discuss the right of respective parties to be distributed with the property of the Partnership and the proportion thereof and make additions and modifications to the Partnership Agreement.

(4) After actually making the initial contribution of RMB 53 million, with respect to the subsequent capital contribution of RMB 37 million to the Partnership, Party C shall also have the right to:

i. permit Party B to subscribe for such subsequent contribution to the Partnership, but this shall not constitute an obligation of Party B to subscribe for the subsequent contribution to the Partnership; or

ii. permit a fourth party other than the parties under the Partnership Agreement and this Supplementary Agreement (a party other than Party A, Party B and Party C) to subscribe for such subsequent contribution to the Partnership.

Under the above circumstances, the parties may separately discuss the right of respective parties to be distributed with the property of the Property and the proportion thereof and make relevant additions and modifications to the Partnership Agreement.

This Supplementary Agreement shall have the same legal force as the Partnership Agreement, and each of the three parties shall hold one copy and agree to be bound by the terms and conditions hereof.

Party A: Shouchuang Huaxia (Tianjin) Equity Investment Fund Management Co., Ltd.

(Company Seal)[seal: Shouchuang Huaxia (Tianjin) Equity Investment Fund Management Co., Ltd.]

Party B: Shouchuang Caifu Gengyin (Tianjin) Equity Investment Fund Limited Partnership

(Company Seal)[seal: Shouchuang Caifu Gengyin (Tianjin) Equity Investment Fund Limited Partnership]

Party C: Beijing Ronghe Zhihui Network Software Services Co., Ltd.

(Company Seal)[seal: Beijing Ronghe Zhihui Network Software Services Co., Ltd.]

Date: October 21, 2011